Exhibit 99.1

Ares Commercial Real Estate Corporation Appoints Edmond N. Moriarty, III to its Board of Directors

Rockefeller Capital Management and Former Morgan Stanley Executive Brings Significant Real Estate Investment, Risk Management and Capital Markets Experience to ACRE Board

NEW YORK - April 24, 2018 - Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has appointed Edmond N. Moriarty, III to its Board of Directors as an independent Class I Director, effective immediately. Mr. Moriarty’s appointment expands the Board from eight to nine members, six of whom are independent.

Mr. Moriarty currently serves as the Chief Financial Officer and Head of Risk for Rockefeller Capital Management and is a member of its Executive Committee. Previously, Mr. Moriarty held various leadership positions at Morgan Stanley, including as Head of Merchant Banking and Real Estate Investing at Morgan Stanley Investment Management and as Chief Operating Officer of Investment Management. He was also a member of Morgan Stanley’s Management Committee and Firm-Wide Risk Committee. Prior to joining Morgan Stanley, Mr. Moriarty worked at Merrill Lynch from 1987 to 2008 in various roles, including Senior Vice President and Co-Chief Risk Officer. Mr. Moriarty holds a bachelor’s degree from Hamilton College and an MBA from the Darden School at the University of Virginia.

“Ed brings extensive investment experience and risk management expertise to our Board of Directors,” said William Benjamin, Chairman of the Board of Directors of ACRE. “In addition, his deep banking and capital markets experience will also be of great value to the company as we continue to focus on efficiently managing our capital to enhance our profitability and generate value for our shareholders.”

“On behalf of the management team and Board, I would like to welcome Ed to ACRE,” said Jamie Henderson, President and Chief Executive Officer of ACRE. “He is joining us at an exciting time as we execute upon our strategic initiatives to grow shareholder value.  He brings extensive real estate investing experience and market knowledge, which we expect will be invaluable to our Board. We look forward to his many contributions.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through its national direct origination platform, the Company provides a broad offering of flexible and reliable financing solutions for commercial real estate owners and operators. The Company originates senior mortgage loans, as well as subordinate financings, mezzanine debt and preferred equity, with an emphasis on providing value added financing on a variety of properties located in liquid markets across the United States. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management, L.P. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

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Ares Commercial Real Estate Corporation
Carl Drake or Veronica Mendiola
888-818-5298
iracre@aresmgmt.com